UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ReSearch Pharmaceutical Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-4322769 (I.R.S. Employer Identification Number)

520 Virginia Drive, Fort Washington, PA (Address of Principal Executive Offices)	19034 (Zip Code)

ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan
(Full Title of the Plan)

Steven Bell
Executive Vice President of Finance and Chief Financial Officer
ReSearch Pharmaceutical Services, Inc.
520 Virginia Drive
Fort Washington, PA 19034
(Name and Address of Agent for Service)
(215) 540-0700
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Stephen T. Burdumy, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103
(215) 988-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Securities	Amount To Be	Aggregate	Amount of
To Be Registered	Registered (1)	Offering Price (3)	Registration Fee (3)

Common Stock, $0.0001 par value	6,792,271 (2)	$21,767,433.12	$855.46

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan as set forth herein by reason of any stock dividend, stock split, recapitalization, increase in the amount of securities issuable under the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	The 6,792,271 shares are comprised of the following shares:

			Offering		Aggregate
		Number of	Price per		Offering
		Shares	Share (a)		Price
(a)	Shares of Common Stock, par value $0.0001 per share, issuable upon	351,553	$0.37		$130,074.61
	the exercise of outstanding options granted under the 2007 Equity	1,596,507	$0.83		$1,325,100.81
	Incentive Plan	18,755	$1.66		$31,133.30
		59,862	$3.85		$230,468.70
		750,000	$5.05		$3,787,500.00
(b)	Shares of Common Stock, par value $0.0001 per share, reserved for
	future issuance under the 2007 Equity Incentive Plan	4,015,594	$4.05	(b)	$16,263,155.70

(c)	Total	6,792,271			$21,767,433.12
(d)	Registration Fee				$855.46
(3)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) the exercise price for outstanding options granted under the Registrant’s 2007 Equity Incentive Plan, and (b) the average of the high and low sale prices of the Registrant’s common stock on the Alternative Investment Market of the London Stock Exchange on June 5, 2008 in accordance with Rule 457(c) under the Securities Act for the 4,015,594 shares issuable under the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan which are not subject to outstanding options. The chart above details the calculation of the registration fee. This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     The information required by Item 1 is included in documents that will be or have been sent or given to participants in the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan, which is covered by this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the instructions to Form S-8 and Rule 424 under the Securities Act, the Registrant is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements.
Item 2. Registrant Information and Employee Plan Information.
     The written statement required by Item 2 is included in documents that will be or have been sent or given to participants in the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan which is covered by this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8 and Rule 424 under the Securities Act, the Registrant is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in the Registration Statement by reference:
(a)	The Registrant’s latest annual report, as amended, filed on March 20, 2008, pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed and the Registrant’s latest quarterly report, filed May 13, 2008, pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended.
(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents referred to in (a) above.
(c)	The description of the securities contained in the Registrant’s effective registration statement on Form 10 filed on December 14, 2007, and as amended on January 22, 2008, February 6, 2008, and February 13, 2008, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interest of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
     Our Second Restated and Amended Certificate of Incorporation and bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Our Second Restated and Amended Certificate of Incorporation and bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of such other court shall deem proper.
     We are also permitted to apply for insurance on behalf of any director, officer, employee or agent for liability arising out of his actions, whether or not the corporation’s provisions for indemnification would permit indemnification.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fort Washington, Commonwealth of Pennsylvania on June 5, 2008.

RESEARCH PHARMACEUTICAL SERVICES, INC
By:	/s/ Steven Bell
Steven Bell
Executive Vice President of Finance, Chief Financial Officer, and Secretary
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of ReSearch Pharmaceutical Services, Inc. hereby severally constitutes and appoints Daniel M. Perlman and Steven Bell, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and any subsequent registration statement filed by ReSearch Pharmaceutical Services, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel M. Perlman Daniel M. Perlman	Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors	May 30, 2008

/s/ Steven Bell Steven Bell	Executive Vice President of Finance, Chief Financial Officer (principal financial officer and principal accounting officer) and Secretary	May 28, 2008

Name	Title	Date

/s/ Harris Koffer Harris Koffer	President, Chief Operating Officer and Director	May 30, 2008

/s/ Thomas R. Armstrong Thomas R. Armstrong	Director	May 30, 2008

/s/ Jack H. Dean Jack H. Dean	Director	June 2, 2008

/s/ James R. Macdonald James R. Macdonald	Director	May 30, 2008

/s/ Warren W. Myers Warren W. Myers	Director	May 29, 2008

/s/ Daniel Raynor Daniel Raynor	Director	June 2, 2008

/s/ Stephen Stonefield Stephen E. Stonefield	Director	May 29, 2008

/s/ Peter M. Yu Peter M. Yu	Director	May 28, 2008

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Second Restated Certificate of Incorporation of the Registrant, as amended*
4.2	Restated By-laws of the Registrant*
4.3	Registration Rights Agreement dated as of August 30, 2007 between Cross Shore Acquisition Corporation and Daniel M. Perlman and Daniel Raynor as the RPS Securityholders Committee*
4.4	Investor Rights Agreement dated as of April 24, 2006 among Cross Shore Acquisition Corporation, Sunrise Securities Corp. and Collins Stewart Limited*
4.5	Registration Rights Agreement dated as of April 24, 2006 by and among Cross Shore Acquisition Corporation, Stephen Stonefield, Jon Burgman, CSA I, LLC, CSA II, LLC, CSA III, LLC, and Sunrise Securities Corp.*
4.6	Share Escrow Agreement dated as of April 24, 2006 by and among Cross Shore Acquisition Corporation, Dennis Smith, Edward Yang, Jon Burgman, Stephen Stonefield, CSA I, LLC, CSA II, LLC, CSA III, LLC, Sunrise Securities Corp., and Collins Stewart Limited*
4.7	Specimen Certificate of Common Stock*
4.8	Specimen Warrant Certificate*
4.9	ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan*
4.10	Warrant Deed dated April 24, 2006 between Cross Shore Acquisition Corporation and Capita IRG (Offshore) Limited*
4.11	Unit Purchase Option for the Purchase of 933,333 Units of Cross Shore Acquisition Corporation dated April 24, 2006*
5.1	Opinion of Drinker Biddle & Reath LLP, counsel to the Registrant
15.1	Letter regarding unaudited interim financial information (included in Exhibit 23.2)
23.1	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young, LLP
24.1	Power of Attorney (included in the signature pages of this Registration Statement)

*	Incorporated by reference to the Registration Statement on Form 10, as amended, of the Registrant, as filed with the Securities and Exchange Commission on December 14, 2008 and declared effective on February 12, 2008.